EXHIBIT 10.44

                               RESELLER AGREEMENT

     AGREEMENT ("AGREEMENT") made this 27th day of March, 1997 ("EFFECTIVE DATE") by and between World Commerce Online Inc., a Florida corporation having offices at 9429 Tradeport Drive, Orlando, Florida 32827, as reseller ("WCO"), and Galacticomm, Inc. a Florida corporation with offices at 4104 Southwest 47th Avenue, Suite 101, Ft. Lauderdale, Florida 33314, as developer ("GALACTICOMM").

                                   ARTICLE 1.
                        LICENSE AND DISTRIBUTION RIGHTS

     1.1 WCO LICENSE. (a) Subject to the terms and conditions of this Agreement, Galacticomm grants to WCO a non-execlusive license to include the Galacticomm computer programs set forth in SCHEDULE A, as such programs may be upgraded or modified from time to time by Galacticomm (together with additional select premium software or hardware products manufactured by certain independent software vendors ("ISV's") under separate contracts with Galacticomm, the "PROGRAMS", as part of one or more systems including a substantial amount of other software and/or hardware manufactured or marketed by WCO (each such system a "VALUE ADDED PRODUCT"), and to market, distribute and sublicense the Programs as part of a Value Added Product, alone or together with ("DOCUMENTATION"), to communications networks as commercial turnkey integrated solutions, and only to customers of WCO for use in the regular course of business and not for resale ("END-USERS"). Programs will be provided to WCO on master diskettes, compact discs or other physical medial as mutually agreed upon (the "MASTERS") from which WCO may make copies to market, distribute and sublicense, subject to the terms of this Agreement, WCO may market and sublicense the Value Added Products worldwide (the "TERRITORY").

          (b) Notwithstanding the license granted above, the parties acknowledge that Galacticomm may continue to sell to third parties its 3.0 and 4.0 Packages (including any upgrades or modifications thereto) as stand-alone systems.

                  1.2 COMPETITION, WCO RELATIONSHIP WITH ISV'S

          (a) Nothing in this Agreement shall impair WCO's rights at all times to use or distribute, without obligation to Galacticomm, similar ideas or programs which have been independently submitted by others to WCO provided they do not infringe upon Galacticomm's


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copyrights, trade secrets or other intellectual property rights. Further, WCO may procure, market and distribute products and services at any time which may be competitive with Galacticomm or the Programs.

          (b) The parties acknowledge that WCO must be able to communicate with current and future ISV's. In that regard Galacticomm agrees to update SCHEDULE B attached hereto from time to time and to provide any other information concerning the ISV's as reasonably requested by WCO, Galacticomm's obligations to update SCHEDULE B and to facilitate communications with ISV's shall survive termination of this Agreement.

     1.3 TRADEMARKS AND TRADE NAMES. WCO may use the trade names and trademarks specified by Galacticomm in writing for normal advertising and promotion of the Value Added Products, subject to written direction by Galacticomm which, upon reasonable notice, withdraws or modifies such authorization. All use of any such trade name or trademark in any marketing and promotion, including but not limited to advertisements and packaging, shall contain such notices as may be specified by Galacticomm from time to time.

                                   ARTICLE 2.
                           SHIPMENT PRICE AND PAYMENT

     2.1 SHIPMENT. Packages containing a Programs, ISV modules in compliance with ISV/Galacticomm agreements and the applicable Documentation (collectively, "PROGRAM PACKAGES") shall be shipped by Galacticomm to WCO, F.O.B. delivery of the Program Packages to a common carrier. Unless otherwise agreed, the shipping port shall be World Commerce Online, 9429 Tradeport Drive, Orlando, Florida 32827, Galacticomm shall procure on WCO's behalf and at the same rates as Galacticomm enjoys itself, transportation facilities and access to a distribution network that would facilitate the timely deliver of Program Packages to the shipping port. WCO shall reimburse Galacticomm for any and all shipping charges.

     2.2 PRICE.

     (a) For each Program Package shipped to WCO, WCO shall pay Galacticomm the current standard package price of $7,000 per 256 User server, $4,000 per 128 User server, plus 75% of the current retail price of other products through ISV's, subject to other economic discounts for which WCO may qualify.

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     (b) In addition to subsection 2.2(a) above, WCO hereby agrees to remit to
Galacticomm 6% of gross revenues collected in respect of telecommunications customer internet IP connections, payable on a monthly basis during each calendar year. Each such payment shall be remitted to Galacticomm no later than 15 days form the end of the prior calendar month and shall reflect 6% of the revenues collected in such prior month.

     (c) In addition to subsections 2.2 (a) and (b) above, WCO hereby agrees to remit 20% of the maintenance fees collected in respect of charges to End-Users by WCO, payable to Galacticomm on a monthly basis during each calendar year. Each such payment shall be remitted to Galacticomm no later than 15 days from the end of the prior calendar month and shall reflect 6% of the fees collected in such prior month.

     (d) Galacticomm may, upon reasonable advance notice and at its own expense, review the books and records of WCO from time to time as they relate to the revenues and fees collected as provided under subsections (b) and (c) above.

     2.3 TAXES. All pricing and fees under this Agreement are exclusive of taxes. Except for taxes based on Galacticomm's net income, WCO shall pay any federal, state, county, local or other governmental taxes, fees or duties now or hereafter imposed on the licensing, export, use or possession of the Program Packages, or any other transaction contemplated by this Agreement, as will as any penalties or interest thereon.

     2.4 ORDERS.

     (a) The terms and conditions of this Agreement shall apply to all orders submitted to Galacticomm and supersede any different or additional terms on WCO's purchase orders. Orders issued by WCO to Galacticomm are solely for the purpose of requesting delivery dates and quantities. All orders are subject to acceptance by Galacticomm.

     (b) WCO will order product by issuing purchase orders. WCO may issue written purchase orders within 10 (ten) days after issuing a facsimile. Each purchase order will specify, but not be limited to, such items as quantity, delivery date, Galacticomm and WCO part numbers, destination and total price of the purchase order. Each purchase order issued under this Agreement shall be make part of and be incorporated into this Agreement, and shall reference this Agreement on the face of each purchase order issued pursuant to this Agreement.


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     (c) No additional or different provisions proposed by Galacticomm shall apply, unless mutually agreed upon by the parties at that time.

     (d) The parties agree to collaborate and work together to develop competitive special pricing deals which may arise from time to time. Such pricing shall be confirmed in writing and retained by each party's implementation manager. Such pricing shall apply for the special deal under consideration and shall not change the then current unit price.

     (e) Unit price includes all charges such as packaging, packing and any applicable taxes except sales, use or other such taxes imposed upon the sale of product for which WCO is is properly invoiced by Galacticomm.

     2.5 DELIVERY OF MASTERS. WCO shall examine the Masters delivered to it and shall submit a written report to Galacticomm of any discrepancies between the functioning of the Masters and the specifications or the Documentation. Galacticomm shall utilize reasonable efforts in accordance with its maintenance policy set forth herein to correct any discrepancies so specified and deliver a corrected version of the Programs within thirty (30) days of the receipt of the report from WCO.

     2.6 ACCEPTANCE OF PROGRAMS. WCO shall examine the Programs promptly after delivery by Galacticomm. Unless Galacticomm is notified by WCO within fifteen
(15) days of delivery of the Programs that discrepancies between the Programs and the specifications or Documentation exist, the Programs are deemed to be accepted by WCO. If WCO notifies Galacticomm of any discrepancies, delivery of the Programs shall be as indicated in paragraph 2.5 until the Programs are accepted by WCO.

     2.7 MAINTENANCE OF MASTERS. For the duration of the warranty period and for so long as maintenance fees are paid, Galacticomm shall maintain the Masters in accordance with its standard procedures for maintaining and enhancing computer software. Maintenance shall consist of correcting (or, in the case of products through ISV's, using its best efforts to correct; any variance between the actual functioning of the Programs and the specifications or Documentation. So long as maintenance fees are paid, Galacticomm will provide technological support in respect of the Programs between the hours of 9:00 a.m. to 5:00 p.m. (Eastern Standard Time) Monday through Friday. Such support shall include (a) updates concerning all Programs covered under this Agreement, and (b) training classes as reasonably required at WCO's offices for WCO employees or agents; in connection with any such training class, WCO agrees to pay

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Galacticomm $500 per day, plus reasonable expenses. Galacticomm reserves the right to define the addition of a major function to the Program as a new product and not as an update. When Galacticomm provides a Program update under this Agreement, such update shall include the appropriate documentation therefor.

     2.8 MAINTENANCE OF WCO'S CUSTOMERS. WCO shall provide support of the Programs directly to its customers. Support of WCO's customers remains WCO's responsibility. Under no circumstances shall WCO's customers call Galacticomm directly.


                                   ARTICLE 3.
                        OWNERSHIP AND PROPRIETARY RIGHTS


     3.1 OWNERSHIP. Galacticomm represents that it has all rights in and to copyrights, trade secrets and trademarks associated with the Programs as are necessary to market and license the Programs under this Agreement and, with respect to products through ISV's, represents that it has not been notified of any matters which would make the representation provided hereinabove as it relates to products through ISV's untrue. However, the parties hereby acknowledge that any changes, additions or modifications made by WCO to the Programs delivered to WCO by Galacticomm shall be the exclusive property of WCO.

     3.2 PROPRIETARY RIGHTS. WCO acknowledges that the Programs, the Documentation and any items or information provided by Galacticomm and designated as confidential or proprietary ("CONFIDENTIAL INFORMATION") constitute valuable trade secrets and confidential information of Galacticomm. Ownership of all applicable copyrights, trade secrets, patents and other intellectual property rights in the Programs and Documentation shall remain with Galacticomm. Title to each copy of the Program shall remain with Galacticomm. WCO shall not use or disclose the Programs, Documentation or Confidential Information, except as expressly permitted by this Agreement. WCO shall not remove Galacticomm's copyright notices, restricted rights legends or any other notices from the Programs and Documentation and such notices shall appear on all compact disks, diskettes and other tangible media distributed by WCO containing the Programs and Documentation.

     3.3 UNAUTHORIZED USE OF COPYING. Except as expressly permitted under this Agreement, WCO shall not copy, modify or reproduce the Programs or Documentation in any way, nor shall it permit third parties to do so. WCO shall fully cooperate with Galacticomm in any action relating to enforcement of Galacticomm's proprietary rights.

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     3.4 SOURCE AND DEVELOPMENT CODES. Each party acknowledges and understands the importance of the source codes and development codes pertaining to 3.0 NT (including any future versions, modifications or updates relating thereto) retained by Galacticomm to the license and distribution arrangements contemplated hereunder. In that regard, Galacticomm agrees to maintain such source and development codes in such condition as is necessary to effectuate the terms of this Agreement. The covenants set forth in this section shall survive termination of this Agreement.

                                   ARTICLE 4.
                                   END-USERS

         END-USER LICENSE. WCO shall only distribute the Programs and Documentation to End-Users. WCO shall make no representations or warranties on behalf of Galacticomm. WCO shall make no representations to End-Users or other third parties regarding the Programs except as set forth in the applicable Documentation.


                                   ARTICLE 5.
                                INDEMNIFICATION

     5.1 INDEMNIFICATION.

     (a) INDEMNIFICATION BY WCO. WCO agrees to indemnify and hold harmless Galacticomm from and against any claim, injury, loss of expense, including attorney's fees, arising out of (a) the failure of WCO to comply with the provisions of Article 4, (b) any misrepresentations of WCO in connection with Galacticomm or the Masters or Programs, (c) the failure of any Value Added Product to operate properly, and (d) any other wrongful conduct of WCO or its agents.

     (b) INDEMNIFICATION BY GALACTICOMM. Galacticomm shall indemnify, defend and hold WCO harmless from any claims, demands, liabilities, losses, damages, judgements or settlements, including all reasonable costs and expenses related thereto including attorney's fees, directly or indirectly resulting from any claimed infringement or violation, of any copyright, patent or other intellectual property right with respect to the Programs, so long as the Programs are used in accordance with the Documentation and specifications provided by Galacticomm, and WCO has adhered to its obligations under this Agreement. Following notice of a claim or a threat of actual suit, Galacticomm shall:

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          (i) procure (or in the case of products through ISV's, use reasonable efforts to procure) for WCO the right to continue to use, distribute and sell the Programs at no additional expense to WCO; or

          (ii) provide (or in the case of products through ISV's, use reasonable efforts to provide) WCO with a noninfringing version of the Programs; or

          (iii) notify WCO that the Programs are being withdrawn from the market and immediately terminate this Agreement.

     5.2 COOPERATION BY INDEMNIFIED PARTY. Notwithstanding Section 5.1 of this Agreement, the indemnifying party is under no obligation to indemnify and hold the other party harmless unless:

          (a) the indemnifying party shall have been promptly notified of the suit or claim by the indemnified party and furnished by the indemnified party with a copy of each communication, notice or other action relating to said claim;

          (b) the indemnifying party shall have the right to assume sole authority to conduct the trail or settlement of such claim or any negotiations related thereto at the party's own expense; and

          (c) the indemnified party shall provide reasonable information and assistance requested by the indemnifying party in connection with such claim or suit.

                                   ARTICLE 6.
                                    WARRANTY

     6.1 WARRANTY. For twenty-four (24) months after delivering the Programs to WCO, Galacticomm warrants that the Programs shall of good quality and workmanship. In the event of any branch of the foregoing warranty, Galacticomm shall take all necessary measures to provide a replacement therefor.

                                   ARTICLE 7.
                            LIMITATIONS OF LIABILITY

     7.1 DAMAGES. SUBJECT TO THE MAXIMUM LIABILITY SET FORTH HEREIN, IN NO EVENT SHALL GALACTICOMM'S LIABILITY FOR ANY CLAIM ARISING OUT OF THIS AGREEMENT EXCEED THE AMOUNT PAID TO GALACTICOMM BY WCO UNDER THIS AGREEMENT WITHIN THE THREE (3) YEAR PERIOD IMMEDIATELY PRECEDING GALACTICOMM'S RECEIPT OF NOTICE OF SUCH CLAIM. THE LIABILITY OF EACH PARTY TO THE OTHER FOR DIRECT LOSS OR DAMAGE HOWSOEVER CAUSED AND OF WHATSOEVER NATURE SHALL IN

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NO EVENT EXCEED AN AMOUNT EQUAL TO $300,000 FOR ANY INCIDENT OR SERIES OF
CONNECTED INCIDENTS.

                                   ARTICLE 8.
                              TERM AND TERMINATION


     8.1 EXPIRATION. This Agreement shall commence on the Effective Date set forth above and shall continue for an initial term of three (3) years. Thereafter, this Agreement shall be sutomatically renewed for additional terms of one (1) year unless either party service written notice, at least ninety (90) days prior to the expiration of the initial term or any renewal, of its intention not to renew.

     8.2 TERMINATION. This Agreement may be terminated by either party under any of the following conditions:

          (a) the other party shall be declared insolvent or bankrupt;

          (b) if a petition if filed in any court and not dismissed in ninety
(90) days to declare the other party bankrupt or for a reorganization under the bankruptcy law or any similar stature;

          (c) if a trustee in bankruptcy or a receiver or similar entity is appointed for the other party;

          (d) if either party commits a material breach of this Agreement which is not cured within (30) days after notice of such breach is given by the other party; or

          (e) by written agreement of the parties.


                                   ARTICLE 9.
                                 INTERNATIONAL

     9.1 EXPORT LICENSE. WCO shall be exclusively responsible for the procurement and renewing of all export and import licenses required under United States or any foreign law for the export or import of the Programs or the Value Added Products and shall pay all costs and other expenses in connection with such procurement and renewal.

     9.2 EXPORT ASSURANCE. Regardless of any disclosure made by WCO to Galacticomm of any ultimate destination of a Value Added Product, WCO shall not export or reexport directly or indirectly the Programs or a Value Added Product (or any commodity and/or technical data or a system incorporating such commodity and/or technical data acquired from Galacticomm)

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without first obtaining the written approval or required export license to do so from the United States Department of Commerce or any other agency of the U.S. Government having jurisdiction over such transaction. WCO hereby assures Galacticomm that it does not intend to not will it knowingly, without the prior written consent, if required, of the Office of Export Administration of the U.S. Department of Commerce, transmit or ship the Programs or any modifications thereto, or a Value Added Product, directly or indirectly, to Afghanistan or the Peoples Republic of China or the any Group Q, S, W, Y or Z country specified in Supplements to Part 770 of the Export Administration Regulations issued by the U.S. Department of Commerce, or other such regulations as may be adopted from time to time.

     9.3 COMPLIANCE WITH LOCAL LAWS. WCO shall be exclusively responsible at its own expense for compliance with all local laws relating to a Value Added Product in the countries in which ECO licenses or markets the Value Added Product.

     9.4 TAXES AND PAYMENT. All payment shall be made in United States currency. Notwithstanding anything in this Agreement to the contrary, if, under any applicable law, WCO is required to withhold tax or any other amount from any payment to Galacticomm, the amount due to Galacticomm shall be increased to the amount Galacticomm would have received if no withholding had been required.


                                  ARTICLE 10.
                                    GENERAL

     10.1 FORCE MAJEURE. Neither WCO or Galacticomm shall be liable for any delay or failure in performance under this Agreement resulting directly or indirectly from act of God, or any causes beyond its reasonable control.

     10.2 JURISDICTION AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State or Florida, without reference to its conflicts of laws provisions. Jurisdiction for litigation or any dispute, controversy or claim arising out of or in connection with this Agreement, shall be only in a Federal or a State court having subject matter jurisdiction located in either Orange County or Dade County, Florida.

     10.3 ENTIRE AGREEMENT. This Agreement, including the Schedules attached hereto, constituted the entire agreement between the parties with respect to this subject matter and negotiations, representations, writings and all other communications between the parties. This Agreement may not be

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released, discharged, or modified except by an instrument in writing signed by the parties.

     10.4 INDEPENDENT CONTRACTORS. It is expressly agreed that Galacticomm and ECO are acting hereunder as independent contractors. Under no circumstances shall any of the employees of one party be deemed the employees of the other for any purposes.

     10.5 ATTORNEY'S FEES. In any action between the parties to enforce any of the terms of this Agreement, the prevailing party shall be entitled to recover reasonable expenses, including reasonable attorney's fees.

     10.6 NOTICE. Any notice required to be given by either party to the other shall be deemed given if in writing and actually delivered or if deposited in the United States mail in registered or certified form with return receipt requested, postage paid, addressed to the notified party at the address set forth herein.

     10.7 ASSIGNMENT; SUCCESSORS AND ASSIGNS. This Agreement is not assignable by WCO, without the prior written consent of Galacticomm, which consent shall not be unreasonably withheld. This agreement shall bind and inure to the benefit of each of WCO and Galactcomm, and their respective successors (including without limitation any liquidator, receiver, trustee or debtor in possession of or for either party) and assigns. In the event any liquidator, receiver, trustee or debtor in possession succeeds to the rights and obligations of Galacticomm hereunder and desires to sell or otherwise dispose of the development and/or source codes pertaining to the 3.0 NTY (including any future versions. modifications or updates relating thereto), WCO shall have a right of first refusal to purchase the source and/or development codes upon terms to be agreed upon within 30 days of its receipt of written notice from any such successor expressing its desire to sell. Further, in the event Galacticomm (x) is sold pursuant to a stock transfer (in who or in part) whereby the purchaser(s) assumes the obligations hereunder (by operation of law or otherwise) or (ii) sells the source and/or development codes to any third party, whereby such third party will assume the obligations hereunder pursuant to an assignment and assumption agreement in form satisfactory to WCO's counsel, in either case described in (x) or (y), the purchaser shall covenant and agree to continue to perform under this Agreement so long as WCO is not in default of any of its obligations (and such default is not cured within 30 days of WCO's receipt of notice from successor notifying WCO of such default). Galacticomm further agrees to notify in advance any third party which may acquire an interest in any such source or development codes of the affirmative covenants contained in this paragraph. The covenants and


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obligations under this paragraph 10.7 shall survive the termination of this
Agreement.

     10.8 SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other part or provision of this Agreement.

     10.9 WAIVER. No waiver by either party of any breach of any provisions hereof shall constitute a waiver of any other term of this Agreement unless made in writing signed by such party.

     10.10 SURVIVAL. In consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the parties agree that the covenants set forth in Sections 1.2, 1.3, 2.2(b), 2.2(c), 2.2(d), 3.1, 3.2, 3.3, 3.4, 5.1, 5.2, 6.1, 7.1 and 10.7 shall survive termination of this Agreement.


                            [Signature page follows}

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by a duly authorized representative as of the date set forth above.

Galacticomm, Inc.                       World Commerce Online, Inc.

By: /s/ PETER BERG                      By: /s/ WILLIAM MOBLEY
   ------------------------                 --------------------------------
Name:   Peter Berg                      Name:   William Mobley
Title:  Chairman and CEO                Title:  President


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                                   SCHEDULE A

A.1  Mandatory Requirements and WCO specifications.

     DESCRIPTION - WCO COMMERCIAL SYSTEM (SERVER) PACKAGE

     WorldGroup 3. X DOS;

     WorldGroup 3. X NT, and all platforms and any other future versions/updates under this Agreement, including without limitation WorldGroup 4. X; and WorldGroup 2.0, a prior version.

     FEATURES

     Each WCO Commercial System ("server") will be configured to provide the following features and services:

     /bullet/ ELECTRONIC MAIL for all users, with support for rich-text messages, file attachments, carbon copies, mail forwarding, distribution lists, offline filing cabinets, "new mail" notification, return receipts, priority indentification of critical messages, and security controls to authorize individual users or groups of users to use this service. An AMTP gateway for Internet e-mail is included, and supports MIME-encoded file attachments as well as POP3 access for remote end-users; all of these features may be restricted on a user-by-user basis as well.

     /bullet/ GROUP MESSAGING for one-to-many or many-to-many threaded discussions with support for up to 10,000 unique discussion "forums" (or "bulletin boards"), each with user-by-user access control features governing read, write, download, upload, and administrator privileges. Features include rich-text messages, file attachments, keyword searching, hierarchial threading of topics, message quoteing, configurable profanity filter, embedded URL recognition, and an NNTP gateway for automated import/export with selected Internet newsgroups.

     /bullet/ POLLS AND QUESTIONAIRES for user surveys, electronic voting for events, data collection, mock polls, etc. Features include multiple answer and open response questions, automated polling with up-to-the-minute pie charts and bar graphs for poll statistics, data export capabilities for use with databases and spreadsheets, voting restrictions (e.g., one vote per user), and option "rewards" for participants (e.g., increased


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     security access or delivery of an specified file). Full user-by-user security access control is implemented throughout. Uses a simple windowed interface for on-the-fly creation of new polls.

     /bullet/ REGISTRY OF USERS that can be used as a "white pages" directory of users, along with a configurable template for information asked and displayed. Security access restrictions indentify which users can insert entries and which users can read them.

     /bullet/ FILE LIBRARY that can be used to manage more than 10,000 categories of files. Each category can have its own description and security access restrictions to determine which users can view the library, download files, upload files for approval, and approve uploaded files. Features include keyword searching, listing by popularity, chronological listings, and wildcard file searches, as well as the ability to queue up multiple files for background download.

     /bullet/ TELECONFERENCE for real-time data conferencing between the concurrent users on the same server. Features include private whispers, a shared whiteboard with file save capability, user-to-user background file transfers, one-on-one chat, and up to 65, 534 "channels", each of which can have its own moderator.

     /bullet/ ACCOUNT MANAGEMENT to give each WCO server administrator the ability to create or delete user accounts, assign security access levels to "classes" of users (or individual users), an audit trail of every log-on, log-off, and file transfer event, and comprehensive statistics and reporting capabilities to measure usage based on user class, time-of-day, and connection channel bank.

     /bullet/ CUSTOM HYPERMEDIA GRAPHICS Each server will include a license for the WorldGroup Hypermedia Editor that will allow WCO to customize the look-and-feel of their system menus.

     /bullet/ STANDARD INTERNET SERVER features, such as a built-in HTTP 1.0 Web server (including a dynamic HTML file library option), an FTP server with password protected and anonymous transfers, and a user indentification "finger" server.

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     /bullet/ AUTOMATIC FILE LAUNCHING for documents from File Libraries or message file attachments. When an application-specific document is downloaded (e.g., an Excel spreadsheet), if that application is resident on the client machine, WCO will automatically launch the application and open the document.

     /bullet/ DIAL-UP ACCESS SUPPORT that would enable remote users to call directly into an WCO Server with a modem or ISDN terminal adapter to access services. This requires modem-terminal adapter hardware on both the client and server, as well as an NT-compatable intelligent multiport serial board for the server which would be provided separately by Galacticomm.

     /bullet/ FAX/ONLINE ADD-ON OPTION Provides an outgoing online fax service for the system. Users can fax pre-scanned images and ASCII text files from your document database, inquire about fax rate charges, and send fax copies to others. Requires EIA Class 2/CCITT Group 3 fax modems. Fax Online Developer's Kit included.

     /bullet/ CLIENT/SERVER DEVELOPER'S KIT Contains the Client App Developer's Kit along with the server-side engine in LIB form and the C source code to all the server/side applications. Modify WorldGroup and its existing add-ons or write add-on options. Includes files necessary to recompile the run-time executable, two of the utilities and certain standard DLLs. Documentation is included. Requires a registered copy of WorldGroup, the Phar Lap 2861DOC-Extender SDK or Borland C++, Visual Basic Pro 3.0 and 3-D Widgets from Sheridan Software.

     Additional applications, such as video conferencing, active HTML, multi-threading, animation and end-to-end online publishing solutions, and more can be added at any time, on a request by WCO basis.

     REQUIREMENTS

     Each WCO Server software license will require a Window NT Server (3.51 or 4.0) Pentium machine with a minimum of 32 MB RAM and a minimum of 200MB free hard drive space. The WCO Server software will include support for modem/serial dial-up user connections, TCP/IP user connections, and Novell SPX user connections; however, it is the responsibility of [WCO/END-USER] and/or each customer to provide the connectivity hardware (for examples, modems and multiport

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     serial boards) and network connections, management, and configuration for each system.

     Each WCO Server will also support Internet e-mail (also with support for MIME-encoded file attachments), file transfers (ftp), newsgroups, incoming and outgoing telnet access, a basic Web server, and proxy Web access for users; however, it is up to [WCO/END-USER] and/or each customer to provide the Internet connection 1/4 terminating in a TCP/IP network connection on the NT server 3/4 and any and all equipment and services necessary to establish that connection (for example, T1 lines, routers, wireless antennas, etc.). As part of that connection, [WCO/END-USER] and/or the customer will also need an Internet Service Provider (ISP) to hook the system to the Internet's backbone, as well as to provide a Domain Name Service (DNS) server and an NNTP newsgroup server, at least one of each at a minimum, and provide/register domain names and IP addresses for each server.

     Each WCO Client software will require a 386 or better IBM PC-compatible machine running Windows 3.1. Windows 95, or Windows NT 3.51 or higher with a minimum of 8MB RAM and a minimum of 20MB free hard drive space. Each WCO Client machine will also need a connection 3/4 via TCP/IP, Novell 8PX, or dial-up modem 3/4 to the WCO Server in order to use the service. A Web browser will be needed for each client as well.

     DOS SERVER SUBSTITUTION OPTION

     The above models are based on Windows NT-driven WCO Servers. Alternatively, Galacticomm can substitute all or some servers of these with DOS-based WCO Servers. The feature set would be largely comparable, but it would require the use of a dedicated 486 (for small systems) or Pentium (for large systems) DOS PC.

                                   SCHEDULE B

                             List of Current ISV's


ISV/PRODUCER                                           RETAIL PRICE
------------                                           ------------

GALACTICOMM
     Web Cast                                             699.99

DATASAFE
     Omni-Mail w/POS Dial                                 749.00
     Visaman                                               49.00
     Multimedia Registry                                  199.00
     Marketplace                                          299.00
     Auto Subscription                                    100.00
     Global Power                                          99.00

ANNEX
     System Sentinal                                      150.00

MOUNTAIN ROSE
     Major CD                                             225.00
     Mountain Mail                                        249.00
     File Library Extensions                              149.00
     Major CD LAN Option                                   89.00
     WorldGroup Statistics                                149.00

HIGH VELOCITY
     Menu Magician                                        150.00
     Auto Valitator                                        80.00
     The Newsroom                                          80.00

SITIUS
     Employment Service                                   119.00

VITCOM
     TCP/TP                                               700.00

DIALSOFT
     DS-DOS                                                99.00

PRODESIGN
     Agenda                                               199.00


                                       17